Exhibit 10.3

November 17, 2019
VIA EMAIL

Michelle St. Jacques
Dear Michelle:
It is a pleasure to offer you the position of Chief Marketing Officer of Molson Coors Brewing Company (the “Company”), reporting to the Company’s President and Chief Executive Officer (the “CEO”), on the following terms:

1.
Employment: Your new position begins effective on November 1, 2019 (the “Effective Date”). You shall have such duties, responsibilities, power and authority as assigned by the CEO, and such other duties and responsibilities as may be assigned to you by the Company’s board of directors (the “Board”) commensurate with your position as Chief Marketing Officer.

2.	Base Salary: Your starting gross annual salary will be USD $640,000 per year, payable in accordance with the Company’s standard payroll practices and procedures.

3.
Annual Molson Coors Incentive Plan (“MCIP”): You are eligible to participate in the annual MCIP subject to the plan rules. MCIP rewards employees for the achievement of corporate, team and/or individual performance results objectives on the fiscal basis year which is the calendar year. The bonus target for your position is currently 75% of your eligible earnings. Your actual payout for the current year will be prorated based on the MCIP targets for each job you held during the plan year. The incentive plan is reviewed on an annual basis and details of the plan are subject to change to align with and support ongoing business needs.

4.
Long Term Incentive: You are eligible to participate in the Molson Coors Long-Term Incentive Plan (“LTIP”) according to your role in the Company. Your annual target LTIP value is reviewed by the CEO on an annual basis and set by the Compensation and Human Resources Committee of the Board (the “Committee”). Grant Awards to eligible participants are typically made annually during the Company’s compensation planning cycle which typically takes place in March of each year. The actual award is based on an assessment of individual performance within a determined range. You will be eligible for consideration of a normal course annual grant in 2020, with a target value of USD $800,000.

5.
Adjustments: Executive compensation is reviewed annually by the CEO and the Committee, and adjustments can be made to targets and ranges for base pay, MCIP or LTIP components of the total compensation package. Additionally, the types of vehicles used by the Company to fulfill the annual target compensation of the LTIP component are reviewed annually and may be modified.

6.	Relocation: To the extent necessary and appropriate, the Company will provide you with relocation assistance in accordance with its current policy regarding relocation of executive roles.

7.
Executive Stock Ownership Policy; Clawback policy: You will be subject to the company’s executive stock ownership guidelines, as the same may be amended from time to time by the Committee, and that as the Chief Marketing Officer, you will be required to hold 3X your base annual salary in Company equity, as such term is defined in the stock ownership guidelines. Unless otherwise provided at the time of grant or otherwise prohibited by applicable law, all compensation payable to you, including any cash and/or equity awards paid to you as MCIP or

Molson Coors Brewing Company
1801 California Street Suite 4600 • Denver, Colorado • 80202 • USA
Tel. (303) 927-2416

MOLSON is a registered trademark of Molson Canada 2005, used under license. COORS is a registered trademark of Coors Brewing Company, used under license.

LTIP is subject to the Company’s recoupment policy for incentive compensation as approved by the Committee and any such other policy for “clawback” of incentive or other compensation as may be approved from time to time by the Board or the Committee, including without limitation, any amendments or other policies which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

8.	Additional Benefits and Perquisites: You are eligible for:

•
participation in the Company’s Amended and Restated Change in Control Protection Program at the level specified for your role, which includes a 2.0x Change in Control severance multiplier, subject to the terms and conditions contained therein, as amended by the Committee from time to time;

•	participation in the Company’s US Severance Pay Plan;

•	participation in the Molson Coors Deferred Compensation Plan;

•	supplemental executive life insurance of up to six times your base pay;

•	annual executive physical (optional);

•	executive financial planning allowance; and

•	other benefits common to similarly situated executives in the location of your primary office.
You will also retain eligibility for any vested and grandfathered health, retirement and insurance benefits accumulated during your service with the Company and its subsidiaries, so long as such benefits remain available for other similarly situated (and grandfathered) employees.

9.
Entire Understanding/Termination of Employment Agreement: The Company and you acknowledge that except as otherwise specified herein this letter constitutes the entire understanding between the Company and you with respect to your continued employment upon and after the Effective Date and supersedes and replaces any other prior agreement or other understanding.

The Company will honor its obligation to pay the “second cash award” in December 2019 in the amount of $500,000, as referenced in your offer letter of January 2019, subject to the conditions previously agreed there.

10.
Governing Law and Arbitration: This letter shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. Any dispute or controversy arising under or in connection with this letter, except any action seeking injunctive relief to enforce the Restrictive Covenant Agreements (as defined in the Acknowledgement), shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules for the resolution of employment disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. The arbitrator shall have the discretion to award costs (including the arbitrator’s fee and fees and disbursements of counsel) to the prevailing party as part of his award.

Again, Michelle, we are pleased to be extending you this offer, which is contingent upon your acceptance of the conditions on the following Acknowledgement page and the execution of the company’s Restrictive Covenant Agreements.

We hope for a mutually rewarding relationship. You should know, however, that your employment is “at will”. That means you may terminate your employment at any time, with or without cause or notice, and we reserve the same right in accordance with the Restated Certificate of Incorporation and Bylaws. This “at will” relationship may not be modified except in writing signed by the Chairman of the Board of Directors. Finally, the Company reserves the right to modify its policies and the accompanying terms of your employment as it deems appropriate.
Sincerely,
/s/ GAVIN HATTERSLEY
Gavin Hattersley
President and Chief Executive Officer,
Molson Coors Brewing Company
/s/ LEE REICHERT
Lee Reichert
Chief Legal and Government Affairs Officer & Corporate Secretary
Molson Coors Brewing Company

ACKNOWLEDGEMENT
Your offer of employment is contingent upon your acceptance of the conditions described below:
Offer Contingencies.   I understand that this offer is contingent on my acceptance of the Company’s agreements:   Confidentiality and Intellectual Property Agreement, Use of Employee’s Likeness Agreement, Non-Solicitation Agreement, and Non-Compete Agreement (collectively, the “Restrictive Covenant Agreements”).
Code of Business Conduct.  I understand that as part of my employment, I am expected to conform my conduct to the highest level of ethical standards.  As such, I understand that I must read and sign/accept the Molson Coors Code of Business Conduct, as a condition of employment with our Company.  If I have any exceptions, as outlined in the Code, I understand that this offer is contingent on my agreement with any solution required by the Company’s management to resolve the exception(s).
At-Will Employment Relationship.  I understand that upon accepting this offer of employment and throughout my employment, I am an employee at-will.  I understand that as an at-will employee, I or the Company, may terminate the employment relationship at any time for any reason with or without notice.
Policies.  I understand that in my job I will have access to all the Company policies.  Following this offer are copies of some of those important policies – Global IT Security & Acceptable Use Policy; US Discrimination and Harassment Free Work Environment Policy; Global Employee Alcohol Policy; and Global Records Management Policy.  In addition to reading these policies, I understand that it is my responsibility to review any local policies/procedures as referenced in these policies. I further understand that none of the Company’s policies, procedures, guidelines, practices or plans are contracts or intended to change the at-will nature of the employment relationship.  I understand that it is a Company expectation and my responsibility to familiarize myself, understand and comply with all policies.  By my signature, I confirm that I will conform my conduct to the policies detailed above, as well as all of the Company’s policies.
Amendment, Change or Modification.  I further understand that the Company, at its sole discretion and at any time may with or without notice amend, change or modify any of its policies, procedures, guidelines, practices or plans whether or not addressed in this offer letter.
I accept the conditions described above and the offer to work.

Signature:   /s/ MICHELLE ST. JACQUES
Date: November 17, 2019
Michelle St. Jacques

January 12, 2019

Michelle St Jacques
1316 W. Barry Ave.
Chicago, IL 60657

Hello Michelle,

Welcome to the Molson Coors Family! Beer is our passion, our heritage and our future. We are delighted you have chosen a Career in Beer!

Business Entity: MillerCoors (the Company)
Hiring Manager: Gavin Hattersley
Building Location: Chicago, IL
Position Title: Chief Marketing Officer

Employment:

Your new position will begin on a mutual agreed upon start date.

Salary/Compensation:

Your starting gross annual salary will be $600,000. Your salary, less deductions, will be paid on a bi-weekly basis.

Sign-on Bonus:

As discussed, MillerCoors is providing a sign-on bonus totaling $1,500,000 payable in two installments.

1.
In March 2019, you will receive a sign-on bonus of $1,000,000 subject to applicable withholding taxes. If your employment terminates for gross misconduct (i.e. material violation of company policy or law) or if you voluntarily resign within 12 months of the first installment payment date, you agree to reimburse the Company the installment paid.

2.
In December 2019, you will receive a second cash award of $500,000, subject to applicable withholding taxes. If your employment terminates for gross misconduct (i.e. material violation of company policy or law) or if you voluntarily resign within 12 months of the second installment payment date, you agree to reimburse the Company the installment paid..

In addition, in February or March 2019and subject to Compensation Committee approval, you will receive a grant of Restricted Stock Units with a starting value of $1,250,000. This grant will vest in 20% annual increments each year in January over a five year period starting with 2020.

Annual Molson Coors Incentive Plan (MCIP):

You are eligible to participate in the annual Molson Coors Incentive Plan (MCIP) subject to the plan rules. MCIP rewards employees for the achievement of corporate, team and/or individual performance results objectives on the fiscal basis year which is the calendar year. The bonus target for your position is currently 55% of your eligible earnings. Your actual payout for the current year will be prorated based on the MCIP targets for each job you held or date of hire during the plan year. The incentive plan is reviewed on an annual basis and details of the plan are subject to change to align with and support ongoing business needs.

Long Term Incentive:

You are eligible to participate in the Molson Coors Long-Term Incentive Plan (LTIP) according to your grade level in the Company. The annual target LTIP value is reviewed on an annual basis and set by the Board of Directors.

Grant Awards to eligible participants are typically made annually during our compensation planning cycle which typically takes place in March of each year. The actual award is based on the manager’s assessment of individual performance within a determined range. Your potential annual target LTIP grant is $600,000, and you will be eligible for consideration of a grant in 2020.

Executive compensation is reviewed annually and adjustments can be made to targets and ranges for base pay, short-term incentive or long term incentive components of the total compensation package. Additionally, the types of vehicles used by Molson Coors to fulfill the annual target compensation of the LTIP component typically are reviewed annually and may be modified.

Benefits:

Our Company offers a comprehensive employee benefit program which will help to meet your health care, retirement, financial, and life style needs. Your benefits generally become effective on the first day of employment. We will provide specific information regarding local benefits offerings as a supplement to this offer letter.

Vacation:

You are eligible to accrue up to 120 hours of paid vacation in 2019 as outlined in the Company’s vacation policy which runs annually from January 1 through December; however the number of days will be prorated based on your start date for this year.

As an exception to policy, and as good and valuable consideration for signing the attached agreements, you are eligible to accrue an additional 40 hours of vacation; however the number of days will be prorated based on your start date for this year.

In 2020 as an exception to the policy, you are eligible to accrue up to 160 hours of paid vacation. You will retain this eligibility until you qualify for more vacation hours as outlined in the Company’s vacation policy.
In addition, you will be eligible for individual holidays based on your location/country. We will provide specific information regarding local benefit offerings including the vacation policy as a supplement to this offer letter.

Also, during the company’s annual enrollment, full-time salaried and hourly non-union employees are eligible to purchase up to an additional 40 hours of vacation in the following year.

Additional Benefits and Perquisites:

As a member of the MillerCoors Senior Leadership Team, you are eligible for:

•	participation in the Molson Coors Deferred Compensation Plan

•	annual executive physical (optional)

•	access to a parking space in the Chicago office (subject to availability). MillerCoors will cover 50% of the cost

•	Reimbursement of up to $5,000 per year to cover financial and tax planning. Reimbursement requests are to be submitted once a year between October 15 and November 15. Program details will be provided.

Non-Compete:

By signing below, you attest to the following: (a) you have not taken and will not take any confidential or proprietary documents, in any form or format,  from Kraft Heinz, (b) you will not use, disclose or share any confidential or proprietary information about Kraft Heinz in the performance of your duties for MillerCoors or in your communications with any MillerCoors personnel, and (c) you will comply with any and all continuing post-employment obligations to Kraft Heinz, including any non-solicitation of employees agreement you signed with Kraft Heinz. In the event that Kraft Heinz seeks to enforce your non-compete agreement against you for accepting employment with MillerCoors, MillerCoors will hire and pay for your legal defense so long as you cooperate with the defense in good faith and have not breached your attestations and agreement to (a), (b), and (c) above.

Severance:

In addition to the severance triggers outlined in the Severance Pay Plan, you will be eligible for 52 weeks of severance if your employment is involuntarily terminated unless one of the following occurs (words starting with capital letters are defined in the Severance Pay Plan): you are terminated for Cause; you voluntarily terminate your employment with the Company before your scheduled date of Separation from Service; you accept any position or reject a Comparable Position with the Company or any member of the Molson Coors Controlled Group; you accept any position or reject a Comparable Position with the new owner or successor to the Company in connection with the merger, consolidation or other reorganization of the Company with another entity (if the Company is not the surviving entity); or you are eligible for long term disability benefits under the Company's long term disability plan.

Your Agreement:

This offer is for at-will employment and contingent upon your agreement to the enclosed acknowledgment form and signing the forthcoming agreements, in exchange for which you agree you are receiving good and valuable consideration, as well as successful completion of the pre-employment process. In addition, should you accept this offer; you will be required to review and sign and/or electronically accept (where applicable by law) your offer and our required company agreements pertaining to your position, location and/or country.

Again, Michelle, we are pleased to be extending you this offer and are excited by your being a part of our organization at this exciting time in the beer industry.

ACKNOWLEDGEMENT

Your offer of employment is contingent upon your acceptance of the conditions described below:

By accepting our employment offer, you acknowledge and agree that Molson Coors Brewing Company, its affiliated and subsidiary companies, and third parties working on behalf of such entities may use your personal data in connection with your employment, and that such data may be transferred outside of the country, stored outside of the country, or made accessible to such parties outside of the country for such purpose. Your personal data includes, but is not limited to, your name, address, date and place of birth, family information, tax identification number, bank account and credit card information, photographic images, as well as any other information that can be directly or indirectly used to identify the individual to whom the information applies.

Offer Contingencies. I understand that this offer is contingent on my:

•	fully completing and electronically signing the employment application;

•
satisfactory completion of background screening process, including a pre-employment drug screen, criminal background check, and confirmation of references and other information relating to my employment application;

•
providing proof I am authorized to work in the U.S. within three business days of my first day of employment, pursuant to U.S. regulations connected with the Form I-9 Employment Eligibility Verification process; and

•	acceptance of the forthcoming company’s agreements: Confidentiality and Intellectual Property Agreement, Use of Employee’s Likeness Agreement, Non-Solicitation Agreement, and Non-Compete Agreement.

Reimbursement. I agree to reimburse the Company for any money owed to the Company that has not been repaid by the time my employment is terminated. I further authorize the Company, to the extent permitted by applicable state and federal laws, to deduct amounts owed to the Company from payments (including but not limited to payments for wages, bonuses, expenses, or vacation pay) otherwise owed to me upon termination of my employment. If these deductions are insufficient, I agree to reimburse the Company for the balance within 30 days of my termination date. If I do not timely reimburse the Company for any amount I owe, I agree that I will pay all costs, expenses, and reasonable attorneys’ fees the Company incurs in its efforts to collect the amounts owed.

Code of Business Conduct. I understand that as part of my employment, I am expected to conform my conduct to the highest level of ethical standards. As such, I understand that I must read and sign/accept the Molson Coors Code of Business Conduct, as a condition of employment with our Company. If I have any exceptions, as outlined in the Code, I understand that this offer is contingent on my agreement with any solution required by the Company’s management to resolve the exception(s).

At-Will Employment Relationship. I understand that upon accepting this offer of employment and throughout my employment, I am an employee at-will. I understand that as an at-will employee, I or the Company, may terminate the employment relationship at any time for any reason with or without notice. I understand that no person other than both the CEO and Global Chief People Officer may enter into a contract that varies the at-will nature of the employment relationship and even the CEO can only do so in a writing signed by both the CEO and Global Chief People Officer.

Policies. I understand that in my job I will have access to all Molson Coors/MillerCoors policies. Following this offer are copies of some of those important policies – Global IT Security & Acceptable Use Policy; US Discrimination and Harassment Free Work Environment Policy; Global Employee Alcohol Policy; and Global Records Management Policy (and for employees of MillerCoors only: the MC Employee Alcohol Procedure and US (MC) Signature Approval Policy). In addition to reading these policies, I understand that it is my responsibility to review any local policies/procedures as referenced in these policies. I further understand that none of the Company’s policies, procedures, guidelines, practices or plans are contracts or intended to change the at-will nature of the employment relationship. I understand that it is a Company expectation and my responsibility to familiarize myself, understand and comply with all policies. By my signature, I confirm that I will conform my conduct to the policies detailed above, as well as all of the Company’s policies.

Amendment, Change or Modification. I further understand that the Company, at its sole discretion and at any time may with or without notice amend, change or modify any of its policies, procedures, guidelines, practices or plans whether or not addressed in this offer letter.

I accept the conditions described above and the offer to work.

Signature: /s/ MICHELLE ST. JACQUES     Date: January 12, 2019
Michelle St Jacques